BEAR STEARNS MORTGAGE SECURITIES INC.

                       Mortgage Pass-Through Certificates


                                 TERMS AGREEMENT


                                                Dated:  as of April 27, 1998



To:  BEAR STEARNS MORTGAGE SECURITIES INC.

Re:  Underwriting Agreement dated June 25, 1996

Underwriter:  Bear, Stearns & Co. Inc.

Series Designation:  Series 1998-5

Class Designation Schedule of the Certificates: Class A-1, Class A-2, Class A-3, Class A-4, Class B-1, Class B-2, Class B-3, Class R-1, Class R-2, and Class R-3 Certificates (the "Certificates")

TERMS OF THE CERTIFICATES TO BE PURCHASED BY THE UNDERWRITER:

CLASS                      ORIGINAL PRINCIPAL AMOUNT          INTEREST  RATE
-----                      -------------------------          ---------------
A-1                        $          14,325,000                  (1)
A-2                        $          71,625,700                  (1)
A-3                        $          42,382,750                  (1)
A-4                        $           9,865,250                  (1)
B-1                        $             699,700                  (1)
B-2                        $             349,900                  (1)
B-3                        $             279,900                  (1)
R-1                        $                  50                  (1)
R-2                        $                  25                  (1)
R-3                        $                  25                  (1)

---------------

(1) The Certificates will bear interest at a variable rate equal to the weighted average of the Net Rates of the Mortgage Loans.

     The original principal amount of one or more Classes of Certificates may be increased or decreased by BSMSI by up to 10%, depending upon the Mortgage Loans actually acquired by BSMSI and delivered to the Trustee. In addition, the original principal amount of any Class of Certificates may be adjusted, as necessary, to obtain the required ratings on the Certificates from the Rating Agencies. Accordingly, any investor's commitments with respect to the Certificates may be correspondingly decreased or increased.

The Certificates purchased by the Underwriter will be offered from time to time by the Underwriter in negotiated transactions at varying prices to be determined at the time of sale.

DEFINED TERMS: Terms not otherwise defined herein shall have the meanings given to such terms in the Pooling and Servicing Agreement dated as of April 1, 1998, among Bear Stearns Mortgage Securities Inc., as seller, and Norwest Bank Minnesota, National Association, as trustee.

FORM OF CERTIFICATES BEING PURCHASED BY THE UNDERWRITER: Book Entry except for the Class R-1, Class R-2 and Class R-3 Certificates which will be in certificated, fully registered form.

DISTRIBUTION DATES: The 25th day of each month or, if such 25th day is not a Business Day, the next succeeding Business Day commencing in May, 1998.

CERTIFICATE RATING FOR THE CERTIFICATES BEING PURCHASED BY THE UNDERWRITERS:

                                         RATING
                                         ------

CLASS                        S & P              DCR
-----                        ----               ---

A-1                          AAA                AAA
A-2                          AAA                AAA
A-3                          AAA                AAA
A-4                          AAA                AAA
B-1                           -                 AA
B-2                           -                  A
B-3                           -                 BBB
R-1                          AAA                AAA
R-2                          AAA                AAA
R-3                          AAA                AAA



MORTGAGE ASSETS: The Mortgage Loans to be included in the Trust Fund are as described in Annex A hereto.

PURCHASE PRICE: The aggregate purchase price payable by the Underwriter for the Certificates covered by this Agreement will be $139,086,186.61 (plus $732,159.25 in accrued interest).

CREDIT ENHANCEMENT: None, other than the subordination described in the related Prospectus Supplement.

CLOSING DATE: April 30, 1998, 9:00 a.m., New York time.


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The undersigned, as the Underwriter, agrees, subject to the terms and provisions of the above- referenced Underwriting Agreement, which is incorporated herein in its entirety and made a part hereof, to purchase the respective principal amounts of the Classes of the above-referenced Series of Certificates as set forth herein.


BEAR, STEARNS & CO. INC.


By: /s/ THOMAS MARANO
      Name:  Thomas Marano
      Title: Senior Vice President


Accepted:

BEAR STEARNS MORTGAGE SECURITIES INC.


By: /s/ MARY HAGGERTY
       Name:  Mary Haggerty
       Title: Vice President

                                     ANNEX A


                             Mortgage Loan Schedule

              SEE EXHIBIT B OF THE POOLING AND SERVICING AGREEMENT